Exhibits 8.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

July 31, 2025

Verizon ABS II LLC
One Verizon Way
Basking Ridge, New Jersey 07920

Re:	Verizon Master Trust, Series 2023-1, Class B Notes

Ladies and Gentlemen:

We have acted as special counsel to Verizon ABS II LLC, a Delaware limited liability company (the “Depositor”) and Verizon Master Trust, a Delaware statutory trust (the “Trust”) in connection with the offering and sale of $68,120,000 aggregate principal amount of 4.74% Asset Backed Notes, Class B (the “Underwritten Notes”) issued by the Trust. The Underwritten Notes will be offered and sold to the Underwriter (as defined below) by the Depositor pursuant to the Underwriting Agreement, dated as of July 25, 2025 (the “Underwriting Agreement”), by and among the Depositor, Cellco Partnership d/b/a Verizon Wireless, and RBC Capital Markets, LLC, as the underwriter identified therein (the “Underwriter”).

In connection with the issuance and sale of the Underwritten Notes, the Depositor has prepared a prospectus dated July 25, 2025 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriter in confirming sales of the Underwritten Notes, are together called the “Prospectus”).  The Trust was formed pursuant to a Trust Agreement, dated as of February 3, 2021, between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of May 25, 2021, as amended, between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration Nos. 333‑278415 and 333-278415-01), as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto, for the registration of the Underwritten Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, for purposes other than U.S. federal income tax, the Underwritten Notes were issued pursuant to an Indenture, dated as of January 26, 2023 (the “Series 2023-1 Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and note paying agent and were retained by Verizon DPPA True-up Trust (the “True Up Trust”). Pursuant to the Transfer

Verizon ABS II LLC
July 31, 2025

Agreement, dated as of July 31, 2025, between the True Up Trust and the Depositor, the True Up Trust transferred the Underwritten Notes to the Depositor for the acquisition price set therein.

As such counsel, we have relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Depositor and others, and have assumed, without independent inquiry, the accuracy of those representations, statements and certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement, the Prospectus and the Series 2023-1 Indenture.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Prospectus under the headings “Summary—Tax Status” and “Certain U.S. Federal Income Tax Consequences,” insofar as they purport to describe certain provisions of United States federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the headings “Summary—Tax Status,” “Certain U.S. Federal Income Tax Consequences” and “Legal Opinions.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP